Exhibit No. 23(a)






                         Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of The Valspar Corporation of our report dated November 15, 2002, included in the 2002 Annual Report to Stockholders of The Valspar Corporation.

Our audits also included the financial statement schedule of The Valspar Corporation listed in Item 15(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement Form S-3 No. 333-78487 and related Prospectus; Forms S-8 Nos. 33-51224 and 33-51226 pertaining to The Valspar Stock Ownership Trusts; Forms S-8 Nos. 33-39258, 333-29979, 333-87385, 333-46865 and 333-67668 pertaining to The
Valspar Corporation 1991 Stock Option Plan; Forms S-8 Nos. 33-51222 and 333-46865 pertaining to The Valspar Profit Sharing Retirement Plan; Forms S-8 Nos. 33-53824 and 333-01319 pertaining to The Valspar Corporation Key Employee Annual Bonus Plan; Form S-8 No. 333-46865 pertaining to The Valspar Corporation Stock Option Plan for Non-Employee Directors; and Form S-8 No. 333-67668 pertaining to The Valspar Corporation 2001 Stock Incentive Plan of our report dated November 15, 2002, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of The Valspar Corporation.

                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
January 20, 2003